EXHIBIT 99 (b)



                         FORM 11-K INFORMATION FOR THE

                         ALLTEL CORPORATION THRIFT PLAN

                        AS OF DECEMBER 31, 1994 AND 1993

                    AND FOR THE YEAR ENDED DECEMBER 31, 1994

                              REQUIRED INFORMATION



     The ALLTEL Corporation Thrift Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

     Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(b) to this Report:

     1.   Report of Independent Public Accountants

     2. Statements of Net Assets Available for Plan Benefits as of December 31, 1994 and 1993.

     3.   Statements of Changes in Net Assets Available for Plan
          Benefits for the year ended December 31, 1994.

     4.   Notes to Financial Statements as of December 31, 1994.

     5.   Schedule of Investments as of December 31, 1994

     6.   Schedule of Reportable Transactions for the year ended
          December 31, 1994

     The Consent of Independent Public Accountants to the inclusion of the foregoing financial statements herein is being filed as Exhibit 23 to this Report.

                         ALLTEL CORPORATION THRIFT PLAN

                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                        AS OF DECEMBER 31, 1994 AND 1993
                         TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants


To the Participants and Administrator of the ALLTEL Corporation Thrift Plan:

We have audited the accompanying statements of net assets available for benefits of the ALLTEL Corporation Thrift Plan (formerly the Thrift Plan and Trust for Employees of Systematics Information Services, Inc.) as of December 31, 1994 and 1993, and the related statement of changes in net assets available for benefits for the year ended December 31, 1994. These financial statements and the schedules referred to below are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the ALLTEL Corporation Thrift Plan at December 31, 1994 and 1993, and the changes in its net assets available for benefits for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules I and II are presented for purposes of additional analysis and are not a required part of the basic financial statements but are required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                  /s/ Arthur Andersen LLP

Little Rock, Arkansas,
 April 21, 1995.

                    ALLTEL CORPORATION THRIFT PLAN
            STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                           AS OF DECEMBER 31


                                                         1994
1993
                                 ASSETS
Investments, at market value:
 Participant directed -
   Federated Money Market Fund -
     Automated Government Money Trust          $  14,046,956   $10,669,125
   Federated Stock and Bond Fund                  14,603,385    11,667,093
   Federated Capital Preservation Fund            14,229,336    10,638,076
   Federated Stock Trust                          16,319,354    12,098,385
   Federated Growth Trust                          9,701,642     6,772,262
   Fidelity Magellan Fund                         15,177,799         -
   Fidelity Retirement Government Money
     Market Fund                                   2,024,689         -
   Fidelity Managed Income Portfolio               1,470,681         -
   Fidelity U.S. Equity Index Portfolio            1,348,286         -
   Fidelity Equity Income Fund                     2,510,742         -
   Fidelity GNMA Portfolio                           617,658         -
   ALLTEL Corporation Common Stock Fund           29,130,720         -
   NationsBank Real Estate Collective Fund             1,418         -
   Metropolitan Life Insurance Company
     Guaranteed Income Fund                       10,149,505         -
   INVESCO Total Return Fund                           6,255         -
   INVESCO Industrial Income Fund                      5,000         -
 Non-participant directed -
   Kemper Money Market Fund                          422,898      353,940
   Other                                             158,307
         Total investments                       131,924,631   52,198,881
Receivables:
 Employer contributions                            7,157,569    2,092,100
 Employee contributions                               16,015         -
 Notes from Plan participants                      4,191,551    1,082,798
 Receivable from INVESCO                           8,163,119         -
 Accrued interest and dividends                      423,825         -
         Total receivables                        19,952,079    3,174,898

Cash                                                 152,138      157,878

         Total assets                            152,028,848   55,531,657

                              LIABILITIES

Accounts payable and other                            71,292         -
Accrued administrative expenses                       92,964         -
Due to affiliate                                        -          16,605

         Total liabilities                           164,256       16,605

NET ASSETS AVAILABLE FOR BENEFITS               $151,864,592  $55,515,052

            The accompanying notes to financial statements
             are an integral part of these statements.

                                                        ALLTEL CORPORATION THRIFT PLAN
                                         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                                    FOR THE YEAR ENDED DECEMBER 31, 1994


                                                  PARTICIPANT DIRECTED

                                    Federated                                                                  Nations
                                      Money                                                         ALLTEL       Bank
                                    Market Fund-   Federated   Federated                         Corporation     Real
                                     Automated      Stock      Capital     Federated  Federated    Common       Estate     Fidelity
                                     Government    & Bond    Preservation   Stock      Growth      Stock     Collective   Magellan
                                     Money Trust    Fund        Fund        Trust       Trust       Fund         Fund        Fund

Additions to Net Assets Attributed to:

 Investment income -
  Interest income                     $   23,579  $    22,801 $  667,867  $   24,136 $   14,901
  Dividend income                        431,148      498,479                664,100    367,654
  Decrease in unrealized
    appreciation                                     (726,749)              (757,868)(1,291,622)

 Contributions -
  Employer
  Employee                             2,166,758    2,450,590  2,208,219   2,886,081  2,613,896
  Rollovers                               97,482      175,211    127,657     221,959    169,806

 Transfer of funds due to
  plan mergers -
  CP National Corporation
     Incentive Thrift Savings Plan       742,867     284,746     328,792     411,748    270,170  $18,960,430
  Houston Wire & Cable Company
     Combination Profit Sharing &
     Salary Deferral Plan                379,397     739,858     265,307     933,532  1,040,511    2,568,369  $23,270
  Computer Power, Inc.
     Retirement Savings Plan                                                                       7,871,393           $15,177,799
  TDS Healthcare Systems Corporation
     Profit Sharing Plan



 Total additions                       3,841,231   3,444,936   3,597,842   4,383,688  3,185,316   29,400,192   23,270   15,177,799

Deductions from Net Assets
   Attributed to:

 Benefits paid to participants          (907,199)   (613,985)   (570,076)   (665,330)  (426,321)
 Administrative expenses



Net increase (decrease)              $ 2,934,032 $ 2,830,951 $ 3,027,766 $ 3,718,358 $2,758,995  $29,400,192  $23,270  $15,177,799

Net Assets Available for Benefits,
 beginning of year                    11,249,265  11,435,979  10,633,602  11,572,789  6,532,756

Net Assets Available for Benefits,
 end of year                         $14,183,297 $14,266,930 $13,661,368 $15,291,147 $9,291,751  $29,400,192  $23,270  $15,177,799


                 The accompanying notes to financial statements
                    are an integral part of this statement.

                                                                  17


                         ALLTEL CORPORATION THRIFT PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS (Continued)
                      FOR THE YEAR ENDED DECEMBER 31, 1994


                                                  PARTICIPANT DIRECTED
                                                                                                  Metropolitan
                                       Fidelity                                                      Life
                                       Retirement                                                  Insurance
                                      Government   Fidelity    Fidelity     Fidelity               Company      INVESCO    INVESCO
                                        Money      Managed    U.S. Equity   Equity     Fidelity   Guaranteed    Industrial   Total
                                        Market     Income        Index      Income       GNMA       Income      Income       Return
                                         Fund      Portfolio   Portfolio     Fund      Portfolio     Fund        Fund        Fund

Additions to Net Assets
  Attributed to:

 Investment income -
  Interest income
  Dividend income
  Decrease in unrealized
    appreciation

 Contributions -
  Employer
  Employee
  Rollovers

 Transfer of funds due to
   plan mergers -
  CP National Corporation Incentive
    Thrift Savings Plan
  Houston Wire & Cable Company
    Combination Profit Sharing &
    Salary Deferral Plan
  Computer Power, Inc.
    Retirement Savings Plan           $2,024,689   $1,470,681  $1,348,286  $2,510,742  $617,658
  TDS Healthcare Systems Corporation
    Profit-Sharing Plan                                                                          $10,568,693  $4,411,591  $3,650,599

 Total additions                       2,024,689    1,470,681   1,348,286   2,510,742   617,658   10,568,693   4,411,591   3,650,599

Deductions from Net Assets
  Attributed to:

 Benefits paid to participants
 Administrative expenses



Net increase (decrease)               $2,024,689   $1,470,681  $1,348,286  $2,510,742  $617,658  $10,568,693  $4,411,591  $3,650,599

Net Assets Available for Benefits,
 beginning of year



Net Assets Available for Benefits,
 end of year                          $2,024,689   $1,470,681  $1,348,286  $2,510,742  $617,658  $10,568,693  $4,411,591  $3,650,599


               The accompanying notes to financial statements are
                      an integral part of this statement.

                                                                     18

                         ALLTEL CORPORATION THRIFT PLAN
      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS (Continued)
                      FOR THE YEAR ENDED DECEMBER 31, 1994




                                           NON-PARTICIPANT DIRECTED
                                             Kemper
                                             Money
                                           Market Fund     Other       Total

Additions to Net Assets Attributed to:

 Investment income -
  Interest income                         $    4,793               $  758,077
  Dividend income                             14,672                1,976,053
  Decrease in unrealized appreciation                              (2,776,239)

 Contributions -
  Employer                                            $ 2,622,684    2,622,684
  Employee                                                          12,325,544
  Rollovers                                                            792,115

 Transfer of funds due to plan mergers -
  CP National Corporation Incentive
    Thrift Savings Plan                                             20,998,753
  Houston Wire & Cable Company
    Combination Profit Sharing &
    Salary Deferral Plan                                             5,950,244
  Computer Power, Inc.
    Retirement Savings Plan                             6,038,287   37,059,535
  TDS Healthcare Systems Corporation
    Profit-Sharing Plan                                 1,226,307   19,857,190

 Total additions                              19,465    9,887,278   99,563,956

Deductions from Net Assets Attributed to:

 Benefits paid to participants               (21,245)               (3,204,156)
 Administrative expenses                                  (10,260)     (10,260)

Net increase (decrease)                     $ (1,780) $ 9,877,018  $96,349,540

Net Assets Available for Benefits,
 beginning of year                           441,775    3,648,886   55,515,052

Net Assets Available for Benefits,
 end of year                                $439,995  $13,525,904 $151,864,592

               The accompanying notes to financial statements
                   are an integral part of this statement.

                         ALLTEL CORPORATION THRIFT PLAN

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994


1.  PLAN DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

The ALLTEL Corporation Thrift Plan (the "Plan", formerly the Thrift Plan and Trust for Employees of Systematics Information Services, Inc.) is a defined contribution employee benefit plan which, prior to December 31, 1994, covered substantially all employees of Systematics Information Services, Inc. and its wholly-owned subsidiaries ("Systematics"). Effective December 31, 1994, the CP National Corporation Incentive Thrift Savings Plan (the "CPN Plan"), the Houston Wire and Cable Company Combination Profit Sharing and Salary Deferral Plan (the "HWC Plan"), the Computer Power, Inc. Retirement Savings Plan (the "CPI Plan"), and the TDS Healthcare Systems Corporation Profit Sharing Plan (the "TDS Plan") were merged with and into the Plan. As a result of these mergers, the assets transferred from the above plans and into the Plan at December 31, 1994 are reflected in the accompanying financial statements. Systematics and the employer companies for each of the CPN Plan, the HWC Plan, the CPI Plan, and the TDS Plan (referred to collectively as the "Sponsoring Companies") are wholly-owned subsidiaries of ALLTEL Corporation ("ALLTEL"). Effective with this merger, the general provisions of the ALLTEL Plan will govern with respect to the interests of the 401(k) Plan participants, to the extent not inconsistent with any provision of the 401(k) Plan that may not be eliminated under Section 411(d)(6) of the Internal Revenue Code.

Administration

The Plan is administered by the ALLTEL Corporation Pension and Benefits Committee (the ("Administrative Committee") appointed by
ALLTEL's Board of Directors.

Participation

The Plan is designed as a savings plan to assist employees in planning for retirement. All full-time employees of the Sponsoring Companies are eligible to participate in the Plan after attaining the age of 21.

                                      -2-
1.  PLAN DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (Continued):

Plan Contributions

Each year, participants may contribute up to 10% of their pretax annual compensation, as defined in the Plan agreement. The Sponsoring Companies contribute an amount equal to 25% of every participant dollar contributed that is not in excess of 6% of the participant's compensation for the Plan year. Such contribution is funded annually following the Plan's year-end. The Sponsoring Companies, at their discretion, may make additional matching contributions over and above the required 25%. Effective October 31, 1994, the Plan was amended and restated to allow any eligible employee who was a participant in a plan qualified under Section 401 of the Internal Revenue Code (the "Code") and who receives a cash distribution from such plan to make a rollover contribution to the Plan if he or she is entitled under Section 402 (c)(1) or Section 408
(d)(3)(A) of the Code to rollover such distribution to another qualified retirement plan.

Vesting and Benefits

Participants are fully vested in all employee contributions and accumulated earnings. Participants are fully vested in the Sponsoring Companies' contributions when the contributions are funded. Participants may elect upon termination of employment to defer payment of their account balance if it exceeds $3,500. The Plan's obligation for the undistributed net assets of former employees approximated $5,074,000 and $3,672,000 as of December 31, 1994 and 1993, respectively. These amounts are recorded as liabilities in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying financial statements, which is in accordance with generally accepted accounting principles.

Trustee

Effective January 1, 1993, ALLTEL's Board of Directors appointed NationsBank of Texas, N.A. as trustee (the "Trustee").

Benefit Payments

Participants or their estate, as applicable, are entitled to receive the vested balance of their Plan account when they retire at age 65 or later, with ten or more years of service, if they become permanently disabled, upon death or upon separation from service with the Sponsoring Companies. Participants may withdraw funds, with the approval of the Administrative Committee, from their Plan account for "hardship" reasons as defined by the Internal Revenue Service (the "IRS").

Expenses

Traditionally, administrative fees have been paid by ALLTEL and therefore, were not reflected in the Plan's financial statements. In 1994, $14,170 of interest earned on contributions prior to being allocated to participants' accounts was used to pay some of the administrative fees of the Plan. On December 31, 1994, a payable for administrative expenses in the amount of $92,964 was transferred from the TDS Plan to the Plan.

1.  PLAN DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (Continued):

Plan Amendment or Termination

The Administrative Committee reserves the right to amend, change or terminate the Plan at any time. If the Plan is terminated, assets will be distributed to the participants in a manner approved by the IRS.

Income Taxes

The Plan has received a favorable determination letter from the IRS dated
June 4, 1992, which states the Plan is "qualified" for the purposes of Section 401 of the Code. The Plan, inclusive of all amendments, was submitted to the IRS on December 30, 1994 for a favorable determination letter. It is the opinion of the Administrative Committee that a favorable determination letter will be received.

2.  INVESTMENTS:

Prior to December 31, 1994, participants had directed their contributions among seventeen investment options, and were allowed to change their investment elections subject to certain restrictions imposed by the funds and the Plan. A brief description of each investment option is provided below:

    Federated Money Market Fund - Automated Government Money Trust - Contributions to this fund are principally invested in short-term United States Treasury obligations.

    Federated Stock and Bond Fund - Contributions to this fund are invested in Class A shares of an open-end, diversified management investment company.

    Federated Capital Preservation Fund - Contributions to this fund are invested primarily in guaranteed investment contracts.

    Federated Stock Trust - Contributions to this fund are principally invested in common stocks of high quality companies.

    Federated Growth Trust - Contributions to this fund are invested primarily in equity securities of companies with prospects for above-average growth in earnings and dividends or of companies where significant fundamental changes are taking place.

    Fidelity Magellan Fund - This fund seeks long-term capital appreciation through investment in common stocks and convertible securities of U.S. and foreign companies. The fund diversifies investments among a variety of industries and sectors within the market.

    Fidelity Retirement Government Money Market Fund - This fund seeks as high a level of current income as possible while also ensuring the preservation of capital and liquidity. The fund invests in obligations issued or guaranteed as to principal and interest by the U.S. government and its agencies.

    Fidelity Managed Income Portfolio - This fund seeks preservation of capital and a competitive level of income over time. The fund purchases high quality investment contracts with variable and fixed rates that have maturities between one and seven years. The fund also invests in money market instruments for liquidity.

    Fidelity U.S. Equity Index Portfolio - This fund attempts to duplicate the composition and total return of the S&P 500 Index through investment in the common stocks of the 500 companies making up the Index.

    Fidelity Equity Income Fund - This fund seeks reasonable income by investing primarily in income-producing equity securities. The fund invests in common and preferred stocks (approximately 80% of its portfolio) and debt securities (approximately 20% of its portfolio) whose yields exceed the composite yield of the S&P 500, have rising or above-average dividends or share potential for future dividend growth.

    Fidelity GNMA Portfolio - This fund seeks a high level of current income. Investments include primarily mortgage-backed securities issued by GNMA (at least 65% of its portfolio), U.S. Treasury obligations, and repurchase agreements involving those obligations.

    ALLTEL Corporation Common Stock Fund - Contributions to this fund are used to purchase shares of ALLTEL Corporation common stock in the open market.

    NationsBank Real Estate Collective Fund - The assets of this fund consist of cash and investments.

    Metropolitan Life Insurance Company Guaranteed Income Fund - This fund consists primarily of two group annuity insurance contracts with Metropolitan Life Insurance Company and Massachusetts Mutual Life Insurance Company and investments made in the Bankers Trust Pyramid Open-End Government Investment Contract Fund, a commingled common trust fund.

    INVESCO Total Return Fund - Assets in this fund are invested by INVESCO portfolio managers in a mix of common stocks, fixed and variable rate U.S. government and corporate bonds.

    INVESCO Industrial Income Fund - Assets in this fund are invested by INVESCO portfolio managers in dividend-paying common stocks, convertible bonds, preferred stocks, and fixed income securities of domestic industrial companies.

    Kemper Money Market Fund - Contributions to this fund are used to invest in money market securities.

Effective January 1, 1995, the Plan's investment options were changed to include various new options, as well as, exclude certain options which existed at December 31, 1994. In conjunction with this change, Plan participants will make new investment elections which will be effective in 1995.

3.  NOTES RECEIVABLE FROM PLAN PARTICIPANTS:

Notes receivable represent loans to participants of the Plan. Participants can borrow from the Plan amounts not to exceed 50% of the participant's vested balance, up to a maximum loan amount of $50,000. Such loans are allowed only for specific purposes and must be repaid through payroll deductions over one to five years, unless used to purchase a principal residence. Loans bear interest at rates determined by the Administrative Committee upon execution of the loan. At December 31, 1994 and 1993, these loans had interest rates ranging from 7.00% to 10.75% and 7.00% to 11.75%, respectively.

4.  EMPLOYER CONTRIBUTION:

As a result of the mergers discussed in Note 1 certain of the contributions from the Sponsoring Companies had not been allocated among the Plan's funds as of December 31, 1994. These allocations were postponed because, as discussed in
Note 2, participants from each of the merged plans were able to allocate their contributions among the various new investment options offered subsequent to the merger. These allocations will be finalized and reflected in the Plan's financial statements in 1995.

5.  RECEIVABLE FROM INVESCO:

Included in the assets transferred from the TDS Plan as of December 31, 1994, was a receivable in the amount of $8,163,119 from INVESCO which represented the proceeds from the sale of certain investment funds which had not been received as of that date.

                                                                  SCHEDULE I

                                           ALLTEL CORPORATION THRIFT PLAN

                                              SCHEDULE OF INVESTMENTS

                                              AS OF DECEMBER 31, 1994



                                                                                                 Market
   Issuer                    Description                          Shares            Cost          Value

Federated              Money Market Fund - Automated
                         Government Money Trust                14,046,956       $14,046,956    $14,046,956

Federated              Stock and Bond Fund                        927,777        14,523,334     14,603,385

Federated              Capital Preservation Fund                1,422,934        14,229,336     14,229,336

Federated              Stock Trust                                674,912        16,182,383     16,319,354

Federated              Growth Trust                               486,054        10,554,063      9,701,642

Fidelity               Magellan Fund                              227,213        14,684,120     15,177,799

Fidelity               Retirement Government Money
                         Market Fund                            2,024,689         2,023,689      2,024,689

Fidelity               Managed Income Portfolio                 1,470,681         1,470,681      1,470,681

Fidelity               U.S. Equity Index Portfolio                 79,733         1,263,581      1,348,286

Fidelity               Equity Income Fund                          81,783         2,505,129      2,510,742

Fidelity               GNMA Portfolio                              61,828           654,134        617,658

ALLTEL Corporation     ALLTEL Corporation Common
                         Stock Fund                               996,995        12,169,302     29,130,720

NationsBank            Real Estate Collective Fund                     14            13,772          1,418

Metropolitan Life
  Insurance Company    Guaranteed Income Fund                  10,307,813        10,307,813     10,307,812

INVESCO                Total Return Fund                            6,255             6,255          6,255

INVESCO                Industrial Income Fund                       5,000             5,000          5,000

Worthen National Bank  Kemper Money Market Fund                   422,818           422,898        422,898

       Total investments                                                       $115,062,446   $131,924,631

                                                                     SCHEDULE II

                      ALLTEL CORPORATION THRIFT PLAN
                    SCHEDULE OF REPORTABLE TRANSACTIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1994

                                   Purchases

Identity of                                           Number of       Purchase
Party Involved         Nature of Transaction         Transactions      Price

Federated          Purchase of Money Market Fund -       126        $3,248,926
                     Automated Government
                     Money Trust Shares

Federated          Purchase of Federated Stock and       111         3,244,003
                     Bond Fund Shares

Federated          Purchase of Federated Capital         168         3,385,152
                     Preservation Fund Shares

Federated           Purchase of Federated Stock          192         4,177,801
                      Trust Shares

Federated          Purchase of Federated Growth          156         3,677,202
                     Trust Shares